Pacific Gas and Electric Company U.S. Trustee Balance Sheet As of August 31, 2001 (in millions, except share amounts)
August 2001
ASSETS
Current Assets
Cash and cash equivalents	$ (17)
Short-term investments	3,998
Accounts receivable:	0
Customers (net of allowance for doubtful accounts of $52 million)	1,728
Related parties	34
Regulatory balancing accounts	63
Inventories:	0
Gas stored underground and fuel oil	268
Materials and supplies	129
Prepaid expenses and other	119
Total current assets	6,322

Property, Plant, and Equipment
Electric	16,895
Gas	7,573
Construction work in progress	227
Total property, plant, and equipment (at original cost)	24,695
Accumulated depreciation and decommissioning	(11,573)
Net property, plant, and equipment	13,122

Other Noncurrent Assets
Regulatory assets	1,914
Nuclear decommissioning trust funds	1,337
Other	2,083
Total noncurrent assets	5,334
TOTAL ASSETS	$ 24,778

LIABILITIES AND EQUITY
Liabilities
Accounts payable
Trade creditors	$ 355
Related parties	37
Regulatory Balancing Accounts	371
Other	192
Accrued taxes	373
Rate reduction bonds	1,809
Deferred income taxes	1,126
Deferred tax credits	166
Pre-petition secured debt	3,411
Pre-petition liabilities	5,496
Pre-petition financing debt	5,811
Other liabilities	3,353
Total liabilities	22,500

Preferred Stock With Mandatory Redemption Provisions	137

Stockholders' Equity
Preferred stock without mandatory redemption provisions
Nonredeemable--5% to 6%, outstanding 5,784,825 shares	145
Redeemable--4.36% to 7.04%, outstanding 5,973,456 shares	149
Common stock, $5 par value, authorized 800,000,000 shares;
issued 321,314,760 shares	1,606
Additional paid in capital	1,964
Accumulated deficit	(1,722)
Accumulated other comprehensive loss	(1)
Total stockholders' equity	2,141

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 24,778

Pacific Gas and Electric Company U.S. Trustee Balance Sheet As of August 31, 2001
Notes

1

These preliminary financial statements were prepared using certain assumptions and estimates. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement. Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

2

These unaudited statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

3	Cash and cash equivalents have been reduced for uncleared checks. On the balance sheet included with the Utility's 10-Q, uncleared checks are treated as an accounts payable liability.

Pacific Gas and Electric Company U.S. Trustee Income Statement For the month ended August 31, 2001 and the five months ended August 31, 2001 (in millions)
		Case to date five months ended August 31, 2001
	Month ended August 31, 2001
OPERATING REVENUES	$ 1,031	$ 4,363

OPERATING EXPENSES:
Cost of Electric Energy	156	(90)
Cost of Gas	161	571
Operating and Maintenance	169	1,084
Depreciation, Decommissioning, and Amortization	74	373
Total Operating Expenses	560	1,938

OPERATING INCOME (LOSS)	471	2,425

Interest Income (Expense)	(67)	(344)
Professional Fees	(1)	(7)
Other Income and (Expense)	(1)	(4)

PRE-TAX INCOME (LOSS)	402	2,070

Income Taxes	155	788

EARNINGS (LOSS)	247	1,282

Preferred Dividend Requirement	2	10

EARNINGS (LOSS) AVAILABLE FOR (ALLOCATED TO) COMMON STOCK	$ 245	$ 1,272

Pacific Gas and Electric Company U.S. Trustee Income Statement For the month ended August 31, 2001 and the five months ended August 31, 2001
Notes
1

These preliminary financial statements were prepared using certain assumptions and estimates. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement. Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

2

These financial statements were prepared using certain assumptions and estimates, including the estimated amount payable to the California Department of Water Resources (DWR) for the estimated amount of power purchased by the DWR on behalf of retail customersbased on approximately 10 cents per kilowatt hour (kWh). The Utility acts solely as a billing agent for the DWR. While the rate freeze is in effect, to the extent revenue is allocable to the DWR, there will be a corresponding reduction in the Utility's revenues. Therefore, the amounts paid to the DWR for deliveries are not recorded as expense and the revenue billed by the Utility to its customers associated with this energy is excluded from revenues. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.

The results for the month of August 2001 are not indicative of future earnings. While the rate freeze is in effect, earnings could differ materially as a result of the implementation of the DWR's revenue requirements when and if adopted by the California Public Utilities Commission (CPUC). The DWR has provided the following revenue requirement request to the CPUC for 2001 and 2002, by quarter, based on the DWR's projected retail sales to the Utility's customers

			2001	2002
		1st Quarter	$542,003,000	$691,501,000
		2nd Quarter	1,319,835,000	452,819,000
		3rd Quarter	719,188,000	639,895,000
		4th Quarter	780,906,000	781,635,000

Further, the income statement does not reflect the CPUC's Proposed Decision issued on September 4, 2001, to increase the amount of the allocation of the DWR revenue requirement to be collected from the Utility's customers as compared to the amount contained in its most recent request submitted to the CPUC.

3	Items impacting comparability for the month ended August 31, 2001, (net of taxes):
					(in millions of dollars)
					After-Tax
	Generation Regulatory Asset Valuation Reserve				(239)
	California Tax Adjustment				(5)
	Interest Expense				14
	Other				55
	Total				(175)

4	Case to date results reflect the entire five month period ended August 31, 2001. The bankruptcy petition date is April 6, 2001.